UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 10, 2007

COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-31588	41-0957999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

213 South Main Street
Hector, MN		55342
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (320) 848-6231

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Sections 1, 2, 4-7 are not applicable and therefore omitted.

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

See Item 8.01 below for information regarding subsequent developments related to information in the Company’s Report on Form 8-K for May 25, 2006 under Item 3.01.

ITEM 8.01 OTHER EVENTS

The following information supplements information provided in the Company’s Reports on Form 8-K for May 25, 2006, July 7, 2006 and October 16, 2006.

On November 16, 2006, the Company filed SEC Form 12b-25 reporting that was unable to file its Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2006 and that it continued to be unable to complete and file Form 10-Q reports due for the three month period ended March 31, 2006 and the three and six month periods ended June 30, 2006 (collectively, the 2006 Form 10-Q Reports) due to risks and uncertainties arising from a civil investigation of the Company’s JDL Technologies subsidiary initiated by the U.S. Department of Justice (DOJ) and the Company’s continued assessment of uncollected receivables totaling approximately $4.25 million related to work performed for the U.S. Virgin Islands Department of Education (VIDOE).   On November 20, 2006 the Company’s continued inability to file the 2006 Form 10-Q Reports was reported in a press release disclosing operating results for the quarter and nine months ended September 30, 2006, along with information indicating that such failure to file the 2006 Form 10-Q Reports meant the Company remained out of compliance with continued listing standards of The American Stock Exchange (AMEX) and that the AMEX might initiate de-listing proceedings applicable to the Company’s common stork after November 30, 2006.  A copy of the Press Release issued on November 20, 2006 is attached hereto as Exhibit 99.1.

On November 29, 2006, the Company submitted a written request to AMEX requesting additional time in which to file the 2006 Form 10-Q Reports and thereby regain compliance with AMEX’s continued listing standards.  In its November 29, 2006 submission, the Company explained it believed a further extension to March 1, 2007 would provide sufficient time for the Company to complete management’s assessment of the uncollected receivables and pending DOJ investigation for purposes of finalizing the 2006 Form 10-Q reports.  The Company advised AMEX that this would also provide sufficient time for the Company’s Audit Committee to complete an independent review of certain matters arising from the DOJ investigation.

On December 1, 2006 the Company issued a press release reporting that it had submitted a written request to AMEX for additional time in which to file the 2006 Form 10-Q Reports and to regain compliance with the AMEX listing standards. A copy of the Press Release issued on December 1, 2006 is attached hereto as Exhibit 99.2.  On December 20, 2006 a representative of the Company verbally supplemented its November 29, 2006 letter to AMEX with respect to its efforts to achieve compliance with AMEX’s listing standards.

On January 3, 2007, the Company received notification from AMEX that the Company’s amended plan and supporting documentation (the “Revised Plan”) made a reasonable demonstration of the Company’s ability to regain compliance with AMEX’s continued listing standards.  Based upon the Revised Plan, AMEX staff, subject to certain conditions, granted the Company an extension until March 1, 2007 to file the 2006 Form 10-Q reports.  In its letter, AMEX also stated it expected the Company to be in compliance with the continued listing standards of AMEX by March 1, 2007 and that failure to achieve compliance by that date would “likely result” in the initiation of delisting proceedings by AMEX staff.  Finally, in its letter AMEX advised that its staff would review the Company’s compliance with the Revised Plan and that, notwithstanding the terms of the extension, AMEX staff was authorized to commence delisting proceedings prior to March 1, 2007 if the Company did not show progress consistent with the Revised Plan or, otherwise, as appropriate in the public interest. A copy of the January 3, 2007 letter from AMEX to the Company is attached hereto as Exhibit 99.3.

On January 10, 2007 the Company issued a press release reporting the substance of the January 3, 2007 letter from AMEX that granted the Company an extension until March 1, 2007 to file the 2006 Form 10-Q reports.  A copy of the Press Release issued on January 10, 2007 is attached hereto as Exhibit 99.4.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following are filed as exhibits to this Current Report:

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 20, 2006
99.2	Press Release issued December 1, 2006
99.3	Letter from the American Stock Exchange dated January 3, 2007
99.4	Press Release issued January 10, 2007 reporting extension of time period to obtain compliance with American Stock Exchange listing standards

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

	By	s/ Paul N. Hanson
Paul N. Hanson
	Its	Chief Financial Officer

Dated: January 16, 2007